UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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PharmaNetics, Inc.

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PHARMANETICS, INC.

3700 National Drive, Suite 211

Raleigh, North Carolina 27612

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 19, 2005

To the shareholders of

PharmaNetics, Inc.

You are invited to attend the annual meeting of shareholders of PharmaNetics, Inc. to be held at the offices of Wyrick Robbins Yates & Ponton LLP located at 4101 Lake Boone Trail, Suite 300, Raleigh, North Carolina on Thursday, May 19, 2005, at 10:30 a.m. for the following purposes:

1.	To elect a board of directors;

2.	To approve the adoption of the 2005 Former Employee Participation Plan;

3.	To approve adoption of a plan authorizing our management to sell all or substantially all of our intellectual property and remaining tangible assets;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2005; and

5.	To act upon such other matters as may properly come before the meeting or any adjournment thereof.

The foregoing items are more fully described in the attached proxy statement.

The Board of Directors has fixed the close of business on April 8, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof. You may attend the meeting in person. However, to assure your representation at the meeting, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting, even if you returned a proxy.

Our proxy statement and proxy are submitted herewith along with our Annual Report on Form 10-K for the year ended December 31, 2004.

IMPORTANT—YOUR PROXY IS ENCLOSED

Whether or not you plan to attend the meeting, please execute and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors

John P. Funkhouser,

President and Chief Executive Officer

Raleigh, North Carolina

April     , 2005

PHARMANETICS, INC.

3700 National Drive, Suite 211

Raleigh, North Carolina 27612

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 19, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors of PharmaNetics, Inc., a North Carolina corporation, for use at our annual meeting of shareholders to be held at the offices of Wyrick Robbins Yates & Ponton LLP at 4101 Lake Boone Trail, Suite 300, Raleigh, North Carolina, at 10:30 a.m. on Thursday, May 19, 2005, and any adjournments thereof. We will bear the cost of soliciting proxies. In addition to solicitation of proxies by mail, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The mailing address of our principal executive offices is 3700 National Drive, Suite 211, Raleigh, North Carolina 27612. Copies of this proxy statement and accompanying proxy card were mailed to shareholders on or about April [    ], 2005.

Revocability of Proxies

You may revoke your proxy at any time before it is voted by giving a later proxy or written notice to us (Attention: John Funkhouser, Chief Executive Officer), or by attending the meeting and voting in person.

Voting

When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted: (i) FOR the election of the nominees for director identified below; (ii) FOR the adoption of the 2005 Former Employee Participation Plan; (iii) FOR the proposal approving the sale of all or substantially all of our remaining assets in one or more transactions; (iv) FOR ratification of the appointment of PricewaterhouseCoopers LLP, Raleigh, North Carolina, as our independent auditors for the year ending December 31, 2005; and (v) in the discretion of the proxies with respect to any other matters properly brought before the shareholders at the meeting.

Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting but will not be counted in tabulation of votes cast on proposals presented at the meeting. While there is no definitive statutory or case law authority in North Carolina with regard to these matters, we believe that our intended treatment of abstentions and broker non-votes at the meeting is appropriate.

Record Date

Only the holders of record of our common stock, Series A preferred stock and Series B preferred stock at the close of business on the record date, April 8, 2005, are entitled to notice of and to vote at the meeting. On the record date, 10,687,640 shares of common stock, 64,500 shares of Series A preferred stock and 112,590 shares of Series B preferred stock were outstanding. Shareholders will be entitled to one vote for each share of common stock, 10 votes for each share of Series A preferred stock and approximately 14.04 votes for each share of Series B preferred stock held on the record date.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Nominees

Our Bylaws provide that the number of directors constituting the Board of Directors shall be no less than one and no more than nine. There are currently four directors serving on the board and the number authorized for election at the meeting is four, three of whom are to be elected by the holders of common stock and preferred stock, voting together as one class, and the other of whom shall be elected by the holders of Series B preferred stock voting as a separate class. Therefore, four directors are to be elected to serve for one year, until the election and qualification of their successors, and it is intended that proxies, except as directed otherwise, will be voted FOR all of the management nominees and the Series B designee named below. If any nominee or designee is unable or declines to serve as a director at the time of the meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. It is not anticipated that any nominee or designee listed below will be unable or will decline to serve as a director. Under our Bylaws, shareholders desiring to nominate a person for election at the meeting were required to give notice to us by March 31, 2005. Because no timely notice has been received, shareholder nominations will not be permitted for this year’s meeting. None of the nominees is related by blood, marriage or adoption to any other nominee or any of our executive officers.

Names of Management Nominees	Age	Director Since
John P. Funkhouser	51	1993
John K. Pirotte	55	1996
James B. Farinholt, Jr	70	2000

Name of Nominee Designated by the Series B Preferred Stockholders
Richard M. Johnston	70	2003

John P. Funkhouser was elected our President, Chief Executive Officer and a director in October 1993. Before his employment with PharmaNetics, Mr. Funkhouser was a General Partner with Hillcrest Group, a venture capital firm, and worked for over nine years in managing venture capital portfolio companies. Mr. Funkhouser holds a B.A. from Princeton University and an M.B.A. from the University of Virginia.

John K. Pirotte has been President of Axxiom Manufacturing, Inc., a privately held manufacturer of air blast equipment since 2003. He has also been Chairman and Chief Executive Officer of CORPEX Technologies Inc., a privately held company that develops and markets surface active chemical technology, since 1990 and President of Matrix Surface Technologies Inc., a privately held company that develops and markets mechanical surface treatment technologies, since 1997. Mr. Pirotte also was President and Chief Operating Officer of Teleion Wireless, Inc., a privately held wireless data communications company, from August 2000 to March 2002. He is a member of the Board of Directors of Digital Recorders, Inc., a NASDAQ listed company (symbol TBUS) that manufactures and sells advanced technology products to the transportation industry. He is a founding director of North Carolina Enterprise Corp., a venture capital fund. Mr. Pirotte holds a B.A. degree from Princeton University and an M.S. from New York University Graduate School of Business Administration.

Richard M. Johnston serves on the Board of Managers, is the Chairman and Executive Vice President of Camden Partners, Inc., and Chairman and Chief Executive Officer of Camden Partners Holdings L.L.C. Mr. Johnston joined Camden Partners in 2000. Previously, Mr. Johnston was Vice President—Investments and a Director of The Hillman Company where he was employed since 1961. The Hillman Company is an investment holding company with diversified operations. Mr. Johnston is a director of several private companies, including Medivance, Inc., Webmedx, Inc., Atricure, Inc., Masterplan, and Lombard Medical plc. He was Chairman of the Board of The Western Pennsylvania Hospital from 1979 to 1999, The Western Pennsylvania Healthcare System from 1984 to 2000, and the West Penn Allegheny Health System from inception in 2000 to 2002. Mr. Johnston holds a B.S. degree from Washington and Lee University and a M.B.A. from The Wharton Graduate School, University of Pennsylvania.

James B. Farinholt, Jr. is a Managing Director of Tall Oaks Capital Partners, LLC, which manages an investment fund focused on businesses primarily in information technology and the life sciences. Mr. Farinholt retired in 2002 as Special Assistant to the President for Economic Development of Virginia Commonwealth University (“VCU”), advising on campus expansion and commercialization of scientific discoveries. He is a member of the Board of Directors of the VCU Intellectual Properties Foundation. He is also a member of the Board of Directors of Owens & Minor, a public company that is the nation’s largest distributor of brand name hospital supplies. Mr. Farinholt holds a B.S. from Hampden-Sydney College.

Board Nomination, Representation and Observation Rights

In connection with our sale of approximately $17.4 million of common stock to Bayer Diagnostics in 2001, Bayer agreed to vote its shares in accordance with the recommendation of our Board related to its slate of board nominees and related to any non-company sponsored shareholder proposal that is opposed by the Board. In addition, we agreed to include in the slate of nominees recommended by us for election as directors at each annual meeting one person designated by Bayer and reasonably acceptable to the Company. Buyer did not designate a nominee for election in 2004 and Bayer has not designated a nominee for election this year. Bayer retains the right to name a nominee in the future.

In connection with our $9.5 million Series B preferred stock private placement completed in May 2003, we agreed that so long as 20% of the shares of Series B preferred stock issued at closing remains outstanding, the holders thereof shall be entitled to elect, at a meeting of such shareholders or by written consent in lieu thereof, one member of our Board of Directors. Pursuant to these rights, Mr. Johnston was appointed to our Board in May 2003. Mr. Johnston continued to serve in this capacity in 2004 and has been designated by the holders of Series B preferred stock for election by them to the Board at the meeting. In addition, the holders of Series B preferred stock have the right to designate one person to attend all meetings of our Board of Directors and committee meetings thereof to the extent practicable, in each case as an observer.

Information Concerning the Board of Directors and Committees

Our business is conducted under the general management of the Board of Directors as provided by the laws of North Carolina and our Bylaws. During the year ended December 31, 2004, the Board of Directors held nine formal meetings, excluding actions that were taken by unanimous written consent during the year. Each member of the board attended at least 75% of the 2004 meetings of the Board of Directors and Board committees of which he was a member.

The Board of Directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.

Audit Committee.    The Audit Committee currently consists of Messrs. Pirotte and Farinholt. The Audit Committee held four formal meetings during 2004 to discuss quarterly results and the year-end audit with our auditors. The Audit Committee is comprised solely of directors who meet all the independence standards for audit committee members as set forth in the listing standards of the Nasdaq SmallCap Market System, although we are no longer subject to those standards. The Board has designated and determined the qualification of Mr. Pirotte as the “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act. The Audit Committee is governed by a written charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as Appendix A. The Audit Committee makes recommendations to the Board of Directors concerning its review of our internal controls and disclosure controls, our accounting system and the annual audit, and regarding the selection of and authorization for the payment of fees to our independent auditors. See the “Report of the Audit Committee” below.

Compensation Committee.    The Compensation Committee currently consists of Messrs. Pirotte and Farinholt. In 2004, Stephen R. Puckett was a member of the Compensation Committee until his resignation from the Board of Directors on December 13, 2004. The Compensation Committee is comprised solely of directors who meet all the independence standards for compensation committee members as set forth in the listing standards of the Nasdaq SmallCap Market System, although we are no longer subject to those standards. The Compensation Committee recommends employee salaries and incentive compensation to the Board of Directors and administers our stock option plans. During 2004, the Compensation Committee held one meeting. See the “Report of the Compensation Committee” below.

Governance and Nominating Committee.    The Governance and Nominating Committee, which was formed during 2003, has two members, Mr. Farinholt and Mr. Johnston. The Governance and Nominating Committee is comprised solely of directors who meet all the independence standards for committee members as set forth in the listing standards of the Nasdaq SmallCap Market System, although we are no longer subject to those standards. The Governance and Nominating Committee has established a written charter. This committee’s role is to: (a) recommend the Board director nominees for each committee; (b) oversee the governance of the company, including recommending to the Board corporate governance guidelines for the company; (c) lead the Board in its annual review of the Board’s performance; and (d) assist the Board by identifying individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of shareholders.

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Committee will consider, among other things, relevant management and/or industry experience; values such as integrity, accountability, judgment and adherence to high performance standards; independence pursuant to the guidelines set forth in the listing standard of the Nasdaq SmallCap Market System; ability and willingness to undertake the requisite time commitment to Board functions; and an absence of conflicts of interest with the Company. The Committee will employ a variety of methods for identifying and evaluating nominees for director, including the need for expertise on the Board, and will consider candidates that come to the Committee’s attention through current Board members, professional search firms, shareholders or other persons. The Committee will consider candidates recommended by our shareholders. Following verification of the shareholder status of persons proposing candidates, the Committee will perform an analysis, using the criteria stated above, of the qualifications of the candidate recommended in determining whether the candidate is qualified for service on the Board.

Although we do not have a formal policy with regard to Board members’ attendance at annual meetings, we encourage our directors to attend them. At the 2004 annual meeting, Messrs. Funkhouser and Farinholt were in attendance.

Vote Required and Board Recommendation

The three nominees receiving the highest number of affirmative votes of the shares of common stock and preferred stock present or represented and entitled to be voted at the meeting, voting together as one class, together with the one Series B designee receiving the highest number of affirmative votes of the shares of Series B preferred stock present or represented and entitled to vote at the meeting, shall be elected as our directors.

The Board of Directors has unanimously approved and recommends that you vote “FOR” the election of the management nominees and the Series B designee listed above.

PROPOSAL NO. 2—APPROVAL OF THE 2005 FORMER EMPLOYEE PARTICIPATION PLAN

On March 11, 2005, the Board of Directors adopted, subject to shareholder approval, the Pharmanetics, Inc. 2005 Former Employee Participation Plan (the “2005 FEPP”). The 2005 FEPP is intended to reward eligible former employee optionholders of PharmaNetics or its subsidiary, Cardiovascular Diagnostics, Inc. (“Subsidiary”), by providing them with an opportunity to participate in any future distribution of cash or other assets made to our common shareholders, including without limitation an opportunity to receive a part of the proceeds, if any, resulting from a transaction that constitutes a “Liquidation Event” as that term is defined in our Second Amended and Restated Articles of Incorporation (as those Articles of Incorporation shall be amended from time to time, the “Articles of Incorporation”). Specifically, under this plan, eligible former employees would be given an opportunity to share in a distribution of the proceeds derived from our lawsuit against Aventis, but, as described below, only if any resulting proceeds are substantial. Because these participation rights are aligned with the rights of the holders of our common stock, they will be subordinate to the senior distribution rights of the holders of our Series A and Series B preferred stock.

The following is a summary of the material provisions of the 2005 FEPP. A copy of the 2005 FEPP is attached as Appendix B and it should be read for a complete understanding of its provisions.

Background

The actions and inactions of Aventis that gave rise to the company’s lawsuit against them necessitated the cessation of company operations and the termination of virtually all company employees beginning in November 2003. As a result, all options held by these employees have since terminated, which means that such employees are no longer in a position to realize any future value tied to these expired options. But for the misdeeds by Aventis, these terminated employees would otherwise have been in a position to keep their jobs, along with their options and the resulting opportunity to share pro rata in the company’s equity upside. Management and the Board believe that these former employees should not suffer a complete loss of their equity upside as a result of Aventis’ misdeeds and that by virtue of their past contributions to the company, should be entitled to share in a portion of any future distribution of the company’s cash or assets in an amount equal to what they would have been entitled to receive, if any, for the vested options held by them prior to the date their employment was terminated.

Administration of the 2005 FEPP

The 2005 FEPP would be administered by the Board of Directors. Subject to the terms of the 2005 FEPP and applicable rules of any exchange or market on which our equity securities are then traded, the Board of Directors will have the authority, in its discretion, to:

•	determine the persons to whom participations in the 2005 FEPP may be granted;

•	determine whether restrictions are to be imposed on participations in the 2005 FEPP and the nature of such restrictions, if any;

•	approve a form of participation agreement for use under the 2005 FEPP;

•	waive any limitation or restriction with respect to a participation in the 2005 FEPP;

•	modify or amend the 2005 FEPP and/or each participation in the 2005 FEPP;

•	construe and interpret the 2005 FEPP and participations granted thereunder and prescribe and rescind rules and regulations relating to the 2005 FEPP; and

•	make all other determinations necessary or advisable for the administration of the 2005 FEPP.

Participation Rights Under the 2005 FEPP

Participations in the 2005 FEPP shall consist of rights (each a “Participation Right”) to receive a portion of any future distribution of cash, property or other assets made to the holders of our common stock, as may be authorized by the Board of Directors in its sole discretion, in an amount equal to the proceeds, if any, that such holder would have been entitled to receive in such a distribution for each share of common stock underlying vested options formerly held by such holder (after deducting the applicable exercise price associated with each share issuable upon exercise of those options). Under the 2005 FEPP, each eligible former employee will receive one Participation Right for each eligible option that expired following such employee’s termination of employment. It is the intent of the 2005 FEPP that such Participation Right will entitle the holder to substantially the same economic benefit that the expired option would have entitled the employee to receive in connection with any distribution made, in the sole discretion of the Board of Directors, to the holders of our common stock or in connection with another Liquidating Event or similar transaction (each a “Triggering Event”).

Upon the occurrence of a Triggering Event, we shall set aside for payment to participants in the 2005 FEPP an aggregate amount of consideration (the “Participant Funds”) equal to what such participants would have been entitled to receive, if any, for the shares of common stock issuable to them upon exercise of their eligible expired options. The amount of such funds available for distribution to participants, if any, shall be determined after giving effect to: (a) a deduction for the applicable exercise price associated with those options; (b) the senior distribution rights of the holders of our Series A and Series B preferred stock; and (c) payment or provision for payment of the debts, expenses, reserves (as deemed appropriate in the sole discretion of the Board of Directors) and our other liabilities, including our unsecured contractual obligation to pay our Chief Executive Officer approximately $2.2 million as a change of control payment under our Supplemental Executive Retirement Plan (See Proposal No. 3 in this proxy statement for a discussion of this payment obligation). The Participant Funds shall be denominated in cash or such other form of consideration as shall be distributable to the holders of our common stock in connection with such Triggering Event, or in a combination thereof, as determined in the sole discretion of the Board of Directors. The Board of Directors shall determine, in good faith, the value of any such consideration (other than cash) in its sole discretion.

The maximum number of Participation Rights available for grant under the 2005 FEPP shall equal the number of eligible options held by eligible former employees.

Eligible Participants

Former employees eligible to participate in the 2005 FEPP include all former employee optionholders who were employees of PharmaNetics or its Subsidiary as of November 1, 2003. Former employees whose employment was terminated prior to November 1, 2003 or whose employment was terminated for cause will not be eligible to participate in the 2005 FEPP. Eligible options include only those vested options held by eligible former employees that expired unexercised following termination of such employee’s employment with PharmaNetics or its Subsidiary.

Granting of Participation Rights

As of the date of this proxy statement, no Participation Rights have been granted under the 2005 FEPP. It is anticipated that all Participation Rights available for distribution under the 2005 FEPP will be granted to eligible former employees promptly following shareholder approval. Nonetheless, Participation Rights may be granted under the 2005 FEPP at any time after March 11, 2005, and prior to five (5) years thereafter. The date of grant of a Participation Right under the 2005 FEPP will be the date specified by the Board of Directors at the time it grants the right. Each participant in the 2005 FEPP shall be issued a “Certificate of Participation” evidencing such participant’s rights in the 2005 FEPP. The Board of Directors may from time to time confer authority and responsibility on one or more of its own members and/or one or more of our officers to execute and deliver such instruments.

Exercise of Participation Rights

The rights of participants in the 2005 FEPP shall be calculated and determined in the manner set forth in the 2005 FEPP upon the occurrence of a Triggering Event, without any action on the part of a participant. The Board of Directors, or its designees, shall determine participant benefits upon the occurrence of the Triggering Event and shall notify participants of their rights by sending a “Certificate of Benefits” to each 2005 FEPP participant within thirty (30) days after the Triggering Event. All determinations by the Board of Directors shall be made in good faith and all determinations so made shall be binding upon all participants. A participant shall be entitled to receive the benefits so determined upon return of the participant’s Certificate of Participation for cancellation and payment. No benefits under the 2005 FEPP shall be distributed to participants without return of the original Certificate of Participation or the execution and delivery by the participant of a certificate of loss and/or the furnishing of a satisfactory indemnity with respect to such lost Certificate of Participation.

Duration of Participation Rights

Each Participation Right shall expire on the earlier of five years from the date of grant, or at such time that we no longer own any material assets available for future distribution, as determined in the sole discretion of the Board of Directors, whether as a result of a Liquidation Event, a final distribution to shareholders or similar transaction. If a participant dies, any Certificate of Participation held by him or her shall continue in effect in the hands of his or her estate, personal representative or beneficiary who has acquired the Certificate of Participation by will or by the laws of descent and distribution, unless otherwise specified in the Certificate of Participation, until the Certificate of Participation’s specified expiration date. Because we do not expect to realize substantial proceeds, if any, from the sale of our remaining intellectual property, equipment and related assets, management believes that the only meaningful opportunity for a distribution to the participants in the 2005 FEPP would be as a result of the receipt of a sizeable recovery by PharmaNetics in its litigation against Aventis. There can be no assurance that PharmaNetics will prevail in this litigation or that the amount of any recovery would provide available proceeds for distribution to the participants.

Term and Amendment of 2005 FEPP

Unless earlier terminated by the Board of Directors, the 2005 FEPP shall expire on March 11, 2010 (except as to any Certificates of Participation outstanding on that date). The Board of Directors may amend the 2005 FEPP at any time.

Federal Income Tax Consequences

The following is a summary of the income tax treatment under the United States Internal Revenue Code of 1986, as amended (the “Code”), of Participation Rights under the 2005 FEPP. The federal income tax laws pertaining to the 2005 FEPP are highly technical and those laws are subject to change at any time. The following summary is not intended to be exhaustive and does not discuss any foreign, state or local taxes that might be associated with participation under the 2005 FEPP. Participants are encouraged to consult their own tax advisors for advice on their own individual tax consequences resulting from the 2005 FEPP.

An eligible former employee will be deemed to have realized ordinary taxable income equal to the fair market value of any distribution of cash, property or other assets made pursuant to a Participation Right. Upon a Triggering Event entitling a participant to payment under the 2005 FEPP, we may require the participant to pay us additional withholding taxes in respect of the amount that is considered compensation to such person. The Board of Directors may condition payment under a Certificate of Participation on the payment by the participant of any such additional withholding taxes. At the sole and absolute discretion of the Board of Directors, the participant may pay all or any part of the total estimated federal, state and any local income tax or employment tax liability arising out of the Liquidation Event by directing us to withhold payment otherwise to be transferred to the participant in an amount equal to the estimated federal, state and any local income tax or employment tax liability arising out of such event.

Termination of 1995 Stock Plan

In order to eliminate the potential for additional dilution to the holders of common stock in excess of the potential dilutive impact of the 2005 FEPP, the Board determined to terminate the PharmaNetics 1995 Stock Plan on March 11, 2005 so that no additional grants may be made thereunder.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock and preferred stock present or represented and voting together as one class on this proposal at the meeting shall constitute approval of the 2005 Former Employee Participation Plan.

The Board of Directors has unanimously approved and recommends a vote “FOR” the adoption of the 2005 Former Employee Participation Plan.

PROPOSAL NO. 3—TO APPROVE ADOPTION OF A PLAN AUTHORIZING

OUR MANAGEMENT TO SELL ALL OR SUBSTANTIALLY ALL OF

OUR INTELLECTUAL PROPERTY AND REMAINING TANGIBLE ASSETS

On March 11, 2005, our Board of Directors unanimously approved a plan to dispose of all or substantially all of our intellectual property and remaining tangible assets. Specifically, the Board of Directors (i) adopted a plan directing management, in its discretion, to liquidate and/or sell substantially all of our intellectual property and remaining tangible assets in one or more related or unrelated transactions to one or more parties, and to distribute the net cash proceeds, if any, to our shareholders within one year after the date such asset sale is completed (as described below, the “Asset Sale Plan”), and (ii) directed that we solicit shareholder approval of the Asset Sale Plan at the meeting.

Summary of the Asset Sale Plan

Assets to be Sold

Under the Asset Sale Plan, management is authorized to sell some or all of our intellectual property and remaining tangible assets, including, without limitation, the following:

•	all of our intellectual property, including (i) all patents, patent applications, registered trademarks, service marks and trade names and applications therefor, and (ii) all unregistered copyrights, trademarks, service marks, trade names and all trade secrets and other intellectual property rights of any kind owned or used by us, and any and all causes of action or rights to damages or other remedies which we may be entitled due to infringement or misappropriation of any such intellectual property;

•	all contract rights;

•	our accounts receivable, personal property and equipment; and

•	all documents related to these assets.

Management is also authorized to provide that a purchaser may assume any liabilities related to these assets, including liabilities related to assumed contracts.

The assets management is authorized to sell do not include:

•	any relating to our litigation against Aventis Pharmaceuticals, Inc.; and

•	such assets, including cash, as management may deem necessary or appropriate to retain in order to pursue our litigation against Aventis and pursue an orderly winding down of our business.

In January 2005, outside of the Asset Sale Plan described herein we sold a substantial portion of our non-critical, tangible assets at auction for gross proceeds of approximately $250,000.

Purchase Price for Assets; Distribution of Net Cash Received Pursuant to Asset Sale Plan

The purchase price for the assets to be sold pursuant to the Asset Sale Plan will be negotiated by our management at arms-length with the party or parties that desire to acquire some or all of the assets. Management will consult with such financial, legal and other advisors as they deem appropriate in these negotiations. To the extent material and as may be required by applicable law, the final purchase price and other material terms of any actual sale of assets pursuant to the Asset Sale Plan will be approved by the Board of Directors.

Within 12 months of the closing of the final sale of assets pursuant to the Asset Sale Plan, we are required to distribute to our shareholders the cash we received in the sale of the assets, if any, net of expenses incurred in connection with the sale (including the fees and expenses of our legal, financial and other advisors) and net of any amounts that may be payable to our creditors or pursuant to other contractual or other obligations. In the event any cash from the sale of assets are held in escrow or otherwise encumbered for more than 12 months following the closing of a sale, we will promptly distribute such encumbered cash as soon as it is released to us. If we receive any property other than cash in connection with the sale of assets under the Asset Sale Plan, our management will liquidate such assets for cash in a manner designed, in their discretion, to maximize the cash to be distributed to our shareholders.

Any cash we receive as a result of the sale of assets under the Asset Sale Plan will be available for distribution to our shareholders in accordance with the priorities and preferences set forth in our Articles of Incorporation. Our Articles of Incorporation provide that, prior to the distribution of any such cash to the holders of our common stock, the holders of our Series A and Series B preferred stock shall first receive their full senior liquidation preference. As of the date hereof, the aggregate liquidation preference payable to the holders of our Series A and Series B preferred stock was approximately $17.8 million. Given the nature and estimated value of these assets and in light of the fact that we ceased substantially all of our operations in March 2004, management considers it highly unlikely that the net cash to be distributed to our shareholders, if any, from any sale of these assets will exceed the liquidation preference payable to holders of our Series A and Series B Preferred stock. As a result, the holders of our common stock will likely not be in a position to receive any cash distributions as a result of the sale of the assets pursuant to the Asset Sale Plan, and the holders of our Series A and Series B preferred stock might receive only a small fraction of the full liquidation preference that they are entitled to under our Articles of Incorporation. Because we do not expect to realize substantial proceeds, if any, from the sale of our remaining assets, management believes that perhaps the only meaningful opportunity for a distribution to shareholders would be as a result of the receipt of a sizeable recovery by PharmaNetics in its litigation against Aventis. There can, however, be no assurance that PharmaNetics will prevail in this litigation or that the amount of any recovery would provide significant available proceeds for distribution to the shareholders.

Other terms of sale

We anticipate that any sale of assets pursuant to the Asset Sale Plan will be made pursuant to an asset purchase agreement or other similar agreement. Such agreements are typically subject to extensive negotiations between the parties and their respective advisors. While the exact terms of every transaction are different, it is likely that any such agreement we enter into pursuant to the Asset Sale Plan would include some or all of the following provisions.

Representations and warranties.    We expect that the terms of such an agreement will require us to make extensive representations and warranties to the purchaser of the assets. Typical representations and warranties in this context include those regarding our corporate status, our authority to complete the asset sale, contracts being assumed by the purchaser, ownership and non-infringement of any intellectual property being transferred, our financial statements and liabilities, litigation we are involved in or aware of, insurance, employee matters, tax matters, product claims and warranties and title to the assets being sold.

Covenants regarding the conduct of our business.    We may be asked to agree that between signing the agreement and closing the transaction we will preserve the assets and related business operations, provide the purchaser with access to information related to the assets, not modify any material contracts or enter into material commitments other than in the ordinary course, not encumber our assets, and otherwise not make changes to our business.

Closing conditions.    The agreement may also contain closing conditions related to some or all of the following: each party’s representations and warranties remain true, each party has complied with its covenants, the parties shall have received any consents of any governmental entities required for the consummation of the transaction and consents pertaining to the transfer of assumed contracts, no legal action is pending that would prevent the closing, there shall not have been a material adverse change to the assets we are selling or the liabilities the purchaser is assuming, and each party shall have delivered appropriate documents and certificates set forth in the agreement.

Indemnification.    It is also possible that the terms of the agreement would require us to indemnify the purchaser of the assets against any liabilities, including reasonable legal fees and expenses that the purchaser may incur if we breach any of the representations and warranties or fail to perform any of the covenants or any agreement contained in the agreement. We may also be required to indemnify the purchaser for any liabilities that may arise in connection with the acquired assets other than those specifically assumed by the purchaser. These indemnification obligations may be limited in time and may be capped at the total cash proceeds we receive from the purchaser, or some percentage thereof, or some other negotiated amount.

Non-solicitation.    We may also be required to agree to not directly or indirectly discuss or otherwise cooperate with any person concerning any proposal or offer to acquire any of the assets to be purchased pursuant to the agreement or any other part of our business. Our violation of such a provision may require us to pay the purchaser an agreed termination fee.

Identity of the Purchaser.    Management reserves the right, in its sole discretion, to sell the assets to any qualified buyer, including Aventis or an affiliate thereof in the event such a sale would facilitate or become required as a part of the resolution of our litigation against Aventis.

Distribution of Any Proceeds from the Aventis Litigation

If approved by shareholders, the Asset Sale Plan would also authorize us to distribute any proceeds we might realize in connection with any successful resolution of the litigation against Aventis, either as part of any distribution from the sale of assets contemplated hereunder or in a separate distribution made in accordance with our Articles of Incorporation and applicable law.

Payment Obligations Triggered

The Supplemental Executive Retirement Plan

The approval by the Board of Directors on March 11, 2005 of the sale of all or substantially all of our assets constitutes a “change of control” under the terms of the PharmaNetics Supplemental Executive Retirement Plan, or SERP, entitling our Chief Executive Officer to benefit payments under the SERP equal to nine times the balance in his deferral account under the SERP. Although such payment obligation amounts to approximately $2.2 million and is technically due and payable by the end of May 2005, we currently have no funds to satisfy this obligation, and we intend to use our limited remaining funds to continue to pursue the litigation against Aventis. The SERP obligation is an unsecured general obligation of the company. We expect that the obligation would be satisfied only in the event of the receipt of proceeds, if any, from a successful completion to the Aventis litigation.

As disclosed in our prior proxy statements, in February 2001, PharmaNetics implemented a non-qualified Supplemental Executive Retirement Plan, or SERP. All of our executive officers were eligible for the plan. SERP agreements were entered into with each of Messrs. Funkhouser, Riddle and McGowan. The SERP is a non-qualified, unfunded, deferred compensation plan in which each participant’s account is represented by an unsecured promise by the company to pay future benefits. So long as the participant continues to be a full-time employee, the company agreed to provide credits to each participant’s account, the timing and amount of which was determined by the Board of Directors in its sole discretion. Each allocation of these credits vested ratably on a quarterly basis over a four-year period. Each participant, or his beneficiaries, was entitled to receive an amount equal to his vested account balance if the participant terminates employment. In addition, upon a change in control, the participant would also receive a payment of nine times the sum of (1) all contributions made to the participant’s deferral account balance (vested and unvested and disregarding investment gains and losses) as of the date of the change of control and (2) $50,000 for Mr. Funkhouser and $30,000 for each of Mr. Riddle and Mr. McGowan. Future participation in the SERP terminated for Messrs. Riddle and McGowan effective immediately upon their terminations of employment in 2003; provided, however, their vested account balances of approximately $35,000 and $33,000, respectively, became payable to each of them and were paid in 2004 on the one year anniversary of their employment termination dates. The rights of Messrs. Riddle and McGowan to receive distributions upon a change of control lapsed in 2004, and Mr. Funkhouser’s right to receive distributions upon a change of control were triggered in March 2005, as discussed above.

CEO Severance Obligation

If shareholders approve this proposal (or if other specified change of control events were to occur) and our Chief Executive Officer either resigns or his employment is terminated by us within two years thereafter, then the company will become obligated to pay him, within thirty days of such resignation or termination, a lump sum in cash equal to his total compensation included in his gross income for the two years preceding the year in which the severance payment becomes payable. For example, if the severance payment is triggered in 2005, he would become entitled to receive a payment of approximately $370,000.

Redemption and Liquidation Rights of Preferred Stockholders

Under the terms of our Articles of Incorporation, upon a sale of all or substantially all of our assets or upon shareholder approval of a proposal for complete liquidation of the company, the holders of a majority of the outstanding shares of our Series B Preferred Stock may elect to exercise their right to require us to redeem up to all of their shares of Series B Preferred Stock in cash in an amount equal to the greater of (1) the fair market value of each share of Series B Preferred Stock on an as converted to common stock basis or (2) the Series B liquidation preference amount. As of March 31, 2005, there were approximately 112,590 shares of Series B Preferred Stock outstanding with a liquidation preference of $100 per share for an aggregate liquidation preference amount of approximately $11.3 million. In addition, unless holders of a majority of the then outstanding shares of each of our outstanding Series A and Series B Preferred Stock elect otherwise, an actual sale of all or substantially all of our assets would constitute a Liquidation Event under our Articles of Incorporation, which would entitle the holders of Series A Preferred Stock to receive their liquidation preference amount of $100 per share plus any accrued but unpaid dividends and the holders of Series B Preferred Stock to receive an amount equal to the greater of (1) their liquidation preference amount of $100 per share (to the extent such shares have not already been redeemed), or (2) an amount per share holders would have received if all shares of Series B Preferred Stock had been converted to common stock immediately prior to the liquidation event. The aggregate liquidation preference amount of our holders of Series A Preferred Stock was approximately $6.5 million as of March 31, 2005. We expect that we would be in a position to satisfy some or all of these redemption and/or liquidation obligations, if triggered, only in the event of the receipt of proceeds, if any, from a successful completion to the Aventis litigation. We do not expect the amount of any proceeds from the sale of our remaining assets to be sufficient to permit any significant distribution thereof, if any, to our holders of Preferred Stock after payment of obligations senior to the rights of such equity holders.

This proxy statement is intended to serve as notice to the holders of Series A and Series B Preferred Stock pursuant to Section 2(d)(iv) of our Articles of Incorporation that we intend to solicit shareholder approval for this proposal at the meeting and that such proposal contemplates a transaction that could constitute a Liquidation Event as defined thereunder.

Certain Federal Income Tax Consequences of the Asset Sale Plan

The following discussion is a general summary of the material U.S. federal income tax consequences of the Asset Sale Plan and/or a Liquidation Event to PharmaNetics and our shareholders, but does not purport to be a complete analysis of all the potential tax effects. Tax considerations applicable to particular shareholders will depend on the shareholder’s individual circumstances. Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them in connection with a Liquidation Event and/or distribution of cash or assets in connection with this proposal, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Consequences to the Company

Commencing with shareholder approval of the Asset Sale Plan and until the liquidation of the company is completed, we will continue to be subject to U.S. federal income tax on any net taxable income, such as interest income, gain from the sale of our assets or any proceeds from the Aventis litigation. In connection with a liquidation, if we distribute assets other than cash to shareholders, we will recognize gain or loss as if the assets were sold for fair market value consideration. Ordinarily, corporate gain or loss (unless certain exceptions to loss recognition apply) is recognized in an amount equal to the difference between the fair market value of the respective distributed assets (increased by any liability assumed or taken subject to) and the adjusted tax basis in the asset. Gain to a corporation resulting from its distributions of assets pursuant to a plan of complete liquidation is generally capital gain rather than ordinary income. However, because we anticipate that only cash liquidation distributions, if any, will be made, we should not recognize gain or loss on the liquidation distributions, if any, to shareholders pursuant to the Asset Sale Plan. Moreover, we believe that we have sufficient available net operating loss carryforwards to offset much or all of any income or gain that might be recognized, but possibly less than all if we were to receive a very substantial amount of proceeds from resolution of our claims against Aventis. Accordingly, the Asset Sale plan may not produce a corporate tax liability for federal income tax purposes. Please note, however, that there may be limitations on the amount of our net operating loss carryforwards that we may use in any particular tax year for either regular income tax or alternative minimum tax purposes. In addition, any proceeds we receive from the Asset Sale Plan and/or the Aventis Litigation may exceed our available loss carryforwards, and thus result in corporate taxes for the company.

Section 280G of the Code disallows a deduction, for tax purposes, for compensation expense paid to an executive in connection with a change of control transaction that exceeds a prescribed threshold amount and imposes an additional excise tax of 20% on the entire amount of the compensation paid to the executive officer in connection therewith. Because the amounts potentially payable to our Chief Executive Officer under the SERP and under his change of control agreement, as described above, would likely exceed the threshold amount under the tax code, if such payments become due and we are ever in a position to and actually do pay them, and if amounts under the agreements are deemed to be subject to the provisions of section 280G of the Code, then PharmaNetics would not be allowed to deduct such compensation as an expense on its tax return. In addition, if payments should become payable to former employees pursuant to the 2005 FEPP, as described in Proposal No. 2 above, deductions for such payments would be subject to all of the other requirements and restrictions under the Code that apply regarding payments to employees and former employees. Accordingly, if any net proceeds that PharmaNetics were to realize in connection with a sale of assets or resolution of the Aventis litigation were to exceed the amount of the company’s available net operating loss carryforwards to offset such income, then the loss of any such deductions could serve to diminish the amount of proceeds available for distribution to our shareholders.

Consequences to Shareholders

Any amounts received by shareholders pursuant to the liquidation should be treated as full payment in exchange for their shares of our common stock or preferred stock, as the case may be. As a result of any liquidation, a shareholder will recognize gain or loss equal to the difference between (1) the sum of the amount of cash and the fair market value, at the time of distribution, of any noncash property distributed, less any liability assumed or to which noncash distributed property is subject, and (2) such shareholder’s income tax basis in the shares of common stock or preferred stock. A shareholder’s tax basis in the shares will depend upon various factors, including the shareholder’s cost and the amount and nature of any distributions received with respect thereto.

A shareholder’s gain or loss will be computed on a “per share” basis, so that gain or loss is calculated separately for blocks of stock acquired at different dates and for different prices. Each liquidation distribution, if any, will be allocated proportionately to each share of stock owned by a shareholder. Gain will be recognized in connection with a liquidation distribution only to the extent that the aggregate value of all liquidation distributions received by a shareholder with respect to a share exceeds such shareholder’s tax basis for that share. Any loss generally will be recognized only if and when we make our final distribution to shareholders, and then only if the aggregate value of the liquidation distributions with respect to a share is less than the shareholder’s tax basis for that share. Gain or loss recognized by a shareholder will be capital gain or loss for any shares held as a capital asset, and will be long-term capital gain or loss for any such shares has been held for more than one year.

In the unlikely event that there is an in-kind distribution of property other than cash, the shareholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss recognized upon the shareholder’s future sale of that property will be measured by the difference between the shareholder’s tax basis in the property at the time of such sale and the proceeds of such sale.

After the close of each of our taxable years, we intend to provide our shareholders and the IRS with a noncash statement of the amount of cash distributed to shareholders and our best estimate as to the value of any noncash property distributed to them during that year. The IRS could challenge such valuation. As a result of such a challenge, the amount of gain or loss recognized by shareholders might be changed. Distributions to our shareholders could result in tax liability to any given shareholder exceeding the amount of cash received, requiring that shareholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

Back-Up Withholding

Unless a shareholder complies with certain reporting and/or Form W-9 certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, the shareholder may be subject to back- up withholding tax with respect to any payments received pursuant to the liquidation. The back-up withholding tax is imposed currently at a rate of 28%. Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a shareholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If back-up withholding applies, the amount withheld is not an additional tax, but is credited against the shareholder’s U.S. federal income tax liability.

Taxation of Non-U. S. Shareholders

Foreign corporations or persons who are not citizens or residents of the United States should consult their own tax advisors with respect to the U.S. and non-U.S. tax consequences of the Asset Sale Plan.

State and Local Taxes

Shareholders may also be subject to state or local taxes and should consult their own tax advisors with respect to the state and local tax consequences of the Asset Sale Plan.

Our Reasons for Adopting the Asset Sale Plan

Prior to approving the Asset Sale Plan and recommending it to our shareholders, our Board of Directors considered a number of factors, including the following:

•	our revenues attributable to these assets over the past years and the potential revenue prospects for the future, particularly in light of the harm to our business as a result of Aventis’ actions and inactions giving rise to the lawsuit, did not indicate significant future growth in revenue and/or net profit;

•	since March 2004, we have not conducted, nor do we anticipate conducting in the future, any substantial business operations other than the pursuit of our claims in the litigation against Aventis;

•	that the value of our assets, particularly our intellectual property and specialized equipment, would likely decline with the passage of time;

•	that we had vigorously explored numerous strategic alternatives, including extensive efforts to identify and negotiate with potential merger partners or buyers for some or all of our assets;

•	that a potential purchaser might assume certain of our obligations and liabilities;

•	that a sale of assets under the Asset Sale Plan could facilitate or become required as part of a resolution to our litigation against Aventis; and

•	that completion of the sale of assets under the Asset Sale Plan would facilitate, if deemed necessary and appropriate by the Board of Directors, an orderly winding down and liquidation of the company and provide an opportunity to distribute any available cash to our shareholders.

The foregoing includes the material factors considered by our Board of Directors. In view of its many considerations, our Board of Directors did not quantify or otherwise assign relative weight to the specific factors considered. In addition, individual members of our Board of Directors may have given different weights to different factors. After weighing all of these considerations, our Board of Directors was unanimous in determining to approve the Asset Sale Plan and to recommend that our shareholders approve the Asset Sale Plan.

Dissenters’ Rights

Our shareholders have no dissenters’ rights in connection with the adoption of the Asset Sale Plan or the sale of all or substantially all of our assets thereunder.

Vote Required and Board Recommendation

The affirmative vote of the holders of at least a majority of all the outstanding shares of our common stock and preferred stock entitled to vote on this proposal and voting together as one class on this proposal at the meeting shall constitute approval of the Asset Sale Plan. Because we need an absolute majority to approve this proposal, abstentions and broker non-votes have the same effect as votes against this proposal.

The Board of Directors has unanimously approved and recommends a vote “FOR” the adoption of the Asset Sale Plan.

PROPOSAL NO. 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm PricewaterhouseCoopers LLP (“PWC”), Raleigh, North Carolina, to serve as our independent registered public accounting firm for the year ending December 31, 2005, and recommends that the shareholders ratify such action. Shareholder ratification of the selection of PWC as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of PWC to our shareholders for ratification as a matter of good corporate practice. If the appointment of PWC is not ratified by the shareholders, the Audit Committee will reconsider its selection. PWC has audited our accounts since 1994 and has advised us that it does not have, and has not had, any direct or indirect financial interest in the Company or its subsidiaries in any capacity other than that of serving as our independent registered public accounting firm. Representatives of PWC are expected to attend the meeting. They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

Principal Accountant Fees and Services

For the years ended December 31, 2004 and 2003, PWC, our independent registered public accounting firm, performed professional services for us. The professional services provided by PWC and the fees billed for those services are set forth below.

Audit Fees

PWC billed us aggregate fees of $55,000 and $80,000 for professional services rendered for the audit of our annual financial statements for fiscal years 2004 and 2003, respectively, and for reviews of the financial statements included in our quarterly reports on Form 10-Q for the first three quarters of fiscal years 2004 and 2003.

Audit-Related Fees

PWC billed us aggregate fees for assurance and related services that were reasonably related to the audit or review of our financial statements for fiscal 2004 and 2003, and which are not included in the amounts disclosed above under the caption “Audit Fees,” of $11,000 and $17,500, respectively. These fees resulted primarily from services rendered in connection with consultations with PWC relating to status of the company and to SFAS 144 and SFAS 141 in 2004 and the preparation, filing and SEC review of our registration statement related to our Series B preferred stock offering in 2003.

Tax Fees

The aggregate fees billed to us by PWC for tax services for fiscal years 2004 and 2003 were $0 and $16,820, respectively. The fees for tax services related to federal and state tax preparation assistance, tax compliance and general tax consulting.

All Other Fees

PWC did not provide, or bill us for, services during fiscal 2004 and 2003 other than as described above.

The Audit Committee of the Board of Directors considered these activities to be compatible with the maintenance of PWC independence.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock and preferred stock present or represented and voting together as one class on this proposal at the meeting shall constitute ratification of the appointment of PWC.

The Board of Directors has unanimously approved and recommends a vote “FOR” the ratification of the appointment of PWC as our independent auditors for the year ending December 31, 2005.

OTHER INFORMATION

Principal Shareholders

The following table sets forth certain information regarding the ownership of shares of our common stock, Series A preferred stock and Series B preferred stock as of the record date by (1) each person known by us to own beneficially more than 5% of the outstanding shares of Common Stock, Series A preferred stock or Series B preferred stock, (2) each of our current directors, (3) our Chief Executive Officer, and (4) all of our current directors and executive officers as a group. Except for our Chief Executive Officer, none of our executive officers received cash compensation for the year ended December 31, 2004 exceeding $100,000 (thereby qualifying our CEO as and referred to hereinafter as our only “Named Executive Officer”). As of the record date, we had 10,687,640 shares of common stock, 64,500 shares of Series A preferred stock and 112,590 shares of Series B preferred stock outstanding. Each share of Series A preferred stock is currently convertible into 10 shares of common stock and each share of Series B Preferred Stock is currently convertible into 16.667 shares of common stock. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock and preferred stock indicated. Share ownership in the case of common stock includes shares issuable upon conversion of Series A preferred stock and Series B preferred stock and upon exercise of outstanding options and warrants that may be exercised within 60 days after the record date for purposes of computing the percentage of common stock owned by such person but not for purposes of computing the percentage owned by any other person. Percentage voting power is calculated assuming the common stock, Series A preferred stock and Series B preferred stock vote together as one class with each share of common stock entitled to one vote, each share of Series A preferred stock entitled to 10 votes and each share of Series B preferred stock entitled to approximately 14.04 votes (even though each share of Series B preferred stock is convertible into 16.667 shares of common stock).

	Common Stock			Series A Preferred Stock		Series B Preferred Stock		% of Total Voting Power
	Number of Shares		Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class
Bayer Corporation	2,050,000		19.2%	—	—	—	—	15.8%
63 North Street
Medfield, MA 02052

Camden Partners(6)	1,270,978	(7)	10.6%	—	—	59,938	53.2%	6.5%
One South Street, Suite 2150
Baltimore, MD 21202

Joseph H. Sherrill, Jr	498,715	(1)	4.6%	6,000	9.3%	—	—	3.8%
1510 Stickney Point Road
Sarasota, FL 34231

Elliot Bossen	155,008	(2)	1.4%	10,000	15.5%	—	—	1.0%
3100 Tower Boulevard, #1104
Durham, NC 27707

Leonardo, L.P.	310,016	(3)	2.8%	20,000	31.0%	—	—	2.1%
245 Park Avenue
New York, NY 10167

Basso Equity Opportunity Holding Fund	215,065	(5)	2.0%	6,500	10.0%	6,464	5.7%	1.2%
1281 East Main Street, 3rd Floor
Stamford, CT 06902

Baystar Capital II LP	249,211	(8)	2.3%	—	—	11,753	10.4%	1.4%
80 E Sir Francis Drake Blvd., Suite 2B
Larkspur, CA 94939

	Common Stock			Series A Preferred Stock		Series B Preferred Stock		% of Total Voting Power
	Number of Shares		Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class
Capital Ventures International(4)	149,528	(9)	1.4%	—	—	7,052	6.3%	*
425 California Street, Suite 1100
San Francisco, CA 94104

Crestview Capital(4)	186,909	(10)	1.7%	—	—	8,814	7.8%	*
95 Revere Drive, Suite F
Northbrook, IL 60062

Mainfield Enterprises Inc.	119,622	(11)	1.1%	—	—	5,641	5.0%	*
660 Madison Ave., 18th Floor
New York, NY 10021

Omicron Master Trust	124,606	(12)	1.1%	—	—	5,876	5.2%	*
810 Seventh Ave.
New York, NY 10019

Smithfield Fiduciary LLC	149,527	(13)	1.4%	—	—	7,052	6.3%	*
9 West 57th Street, 27th Floor
New York, NY 10019

John P. Funkhouser	470,580	(14)	4.2%	—	—	—	—	*

John K. Pirotte	33,000	(15)	*	—	—	—	—	*

James B. Farinholt, Jr.	26,500	(16)	*	—	—	—	—	*

Richard M. Johnston	1,280,978	(17)	10.6%	—	—	59,938	53.2%	6.5%

All current executive officers and directors as a group (4 persons)	1,811,058	(18)	14.5%	—	—	59,938	53.2%	6.8%

*	Less than one percent
(1)	As reported in the Schedule 13G dated January 20, 2004 filed with the SEC by Joseph H. Sherrill Jr. Includes 60,000 shares of common stock issuable to Mr. Sherrill upon conversion of shares of Series A Preferred Stock and a warrant to purchase 12,000 shares of Common Stock.
(2)	Consists of: (a) 35,008 shares of Common Stock and (b) 100,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 20,000 shares of Common Stock issuable upon exercise of a warrant.
(3)	Consists of: (a) 70,016 shares of Common Stock and (b) 200,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 40,000 shares of Common Stock issuable upon exercise of a warrant.
(4)	Consists of separate but affiliated limited partnerships or companies.
(5)	Consists of 65,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock, 107,733 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 42,334 shares of Common Stock issuable upon exercise of warrants.
(6)	Consists of Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P., two affiliated investment funds for which Mr. Johnston, one of our directors, is a managing member of the general partner.
(7)	Consists of 943,031 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 256,773 shares of Common Stock issuable upon exercise of warrants held by Camden Partners Strategic Fund II-A, L.P. and 55,942 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 15,232 shares of Common Stock issuable upon exercise of warrants held by Camden Partners Strategic Fund II-B, L.P.

(8)	Consists of 195,877 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 53,334 shares of Common Stock issuable upon exercise of warrants.
(9)	Consists of 117,527 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 32,001 shares of Common Stock issuable upon exercise of warrants.
(10)	Consists of 146,908 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 40,001 shares of Common Stock issuable upon exercise of warrants.
(11)	Consists of 94,021 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 25,601 shares of Common Stock issuable upon exercise of warrants.
(12)	Consists of 97,939 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 26,667 shares of Common Stock issuable upon exercise of warrants.
(13)	Consists of 117,526 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 32,001 shares of Common Stock issuable upon exercise of warrants.
(14)	Includes 445,880 shares issuable upon the exercise of vested options.
(15)	Includes 27,000 shares issuable upon the exercise of vested option.
(16)	Includes 25,000 shares issuable upon the exercise of vested options.
(17)	Includes: (i) 10,000 shares issuable upon the exercise of vested options; and (ii) the 1,270,978 shares of Common Stock beneficially owned by Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P. Mr. Johnston is a managing member of the general partner to these two funds and, as such, may be deemed the indirect beneficial owner of these shares to the extent of his pecuniary interest therein. Mr. Johnston disclaims beneficial ownership of these shares, except to the extent of his indirect pecuniary interest therein.
(18)	Includes shares referenced in footnotes (14) through (17).

Compensation of Executive Officers

Summary Compensation.

The following table reflects all cash and noncash compensation paid by us to our Chief Executive Officer (as our only Named Executive Officer) for his services in all capacities during the years ended December 31, 2004, 2003 and 2002:

	Annual Compensation				Long-Term Compensation Awards		All Other Compensation
Name and Principal Position	Year	Salary	Bonus		Options/SARs
John P. Funkhouser, President, Chief Executive Officer	2004 2003 2002	$180,000 280,000 250,000	$	— — 30,000	$ — — 238,762	(3)	$50,269 26,475 24,175	(1) (2) (4)

(1)	Consists of car allowance of $4,600 and $45,669 vesting in contributions to his Supplemental Executive Retirement Plan.
(2)	Consists of car allowance of $4,600 and $21,875 vesting in contributions to the Supplemental Executive Retirement Plan.
(3)	Does not represent a new grant, but rather an extension of the term of prior grants otherwise scheduled to expire in 2004. The exercise price of the extended options was not changed.
(4)	Consists of car allowance of $2,300 and $21,875 vesting in contributions to the Supplemental Executive Retirement Plan.

Option Grants, Exercises and Holdings and Fiscal Year-End Option Values.

There were no option grants to, or option exercises by, John Funkhouser as the only Named Executive Officer in 2004. The following table sets forth information concerning option holdings as of December 31, 2004 by our only Named Executive Officer.

Fiscal Year-End Option Values

	Number of Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
John P. Funkhouser	445,880	—	$0	$—

(1)	For purposes of this table, Mr. Funkhouser’s options are deemed to have no value at December 31, 2004, because the exercise price of all of his options exceed the market price of the underlying common stock on December 31, 2004.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 on all our equity compensation plans currently in effect.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options or warrants	Weighted-average exercise price of outstanding options or warrants	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders:
1994 and 1995 Stock Option Plans(1)	534,410	$3.59	1,078,740
Equity compensation plans not approved by shareholders:
Warrants issued to Series A and B preferred stock placement agents	31,933	$7.12	0

Total	566,343	$3.79	1,078,740

(1)	The 1994 Stock Option Plan terminated in 2004 with respect to future grants and in March 2005 the 1995 Stock Plan terminated with respect to future grants.

The warrants to purchase 31,933 shares of our common stock issued to our Series B preferred stock placement agent were not required to be, and were not, approved by our shareholders. These warrants were issued as compensation to the placement agents for our Series B preferred stock offering completed in May 2003. The warrants have standard price-based antidilution protection for issuances at less than fair market value.

Employment Contracts and Termination of Employment and Change of Control Arrangements

In the interest of promoting organizational stability in the context of a potential acquisition or change of control, we entered into a change of control agreement with Mr. Funkhouser in October 1997. Under this agreement, if Mr. Funkhouser resigns or his employment by the Company is terminated for any reason within two years following a change of control of the Company, he is entitled to receive a severance payment from the company, payable in full and in cash within 30 days, equal to two times the total compensation paid by the company to Mr. Funkhouser, including all wages, salary, bonuses and incentive compensation, during the twelve months preceding the year in which the severance obligation becomes payable. If our shareholders approve

Proposal No. 3 in this proxy statement and if Mr. Funkhouser resigns or his employment is terminated by us within two years, thereafter, then the company will become obligated to pay him this change of control payment. If this obligation is triggered in 2005, he would become entitle to receive a payment of approximately $370,000.

In April 2004, we entered into a new employment agreement with Mr. Funkhouser to continue his employment as our Chief Executive Officer for a term of one year, subject to automatic one-year renewals so long as we continue to have shares of common stock registered under Section 12 of the Securities Act of 1933. This agreement automatically renewed for an additional one-year term starting in April 2005. Mr. Funkhouser will receive as compensation thereunder a base salary of $180,000 per year and such other benefits as he has received during his employment with us. During the term of this agreement, or any renewal thereof, unless Mr. Funkhouser is terminated for cause or due to death or disability or his voluntary termination, we cannot terminate his employment and are required to continue to pay him his then-current base salary for the remainder of the term.

Supplemental Executive Retirement Plan

The approval by the Board of Directors on March 11, 2005 of the sale of all or substantially all of our assets constitutes a “change of control” under the terms of the PharmaNetics Supplemental Executive Retirement Plan, or SERP, entitling our Chief Executive Officer to benefit payments under the SERP equal to nine times the balance in his deferral account under the SERP. Although such payment obligation amounts to approximately $2.2 million and is technically due and payable by the end of May 2005, we currently have no funds to satisfy this obligation, and we intend to use our limited remaining funds to continue to pursue the litigation against Aventis. The SERP obligation is an unsecured general obligation of the company. We expect that the obligation would be satisfied only in the event of the receipt of proceeds, if any, from a successful completion to the Aventis litigation.

As disclosed in our prior proxy statements, in February 2001, PharmaNetics implemented a non-qualified Supplemental Executive Retirement Plan, or SERP. All of our executive officers were eligible for the plan. SERP agreements were entered into with each of Messrs. Funkhouser, Riddle and McGowan. The SERP is a non-qualified, unfunded, deferred compensation plan in which each participant’s account is represented by an unsecured promise by the company to pay future benefits. So long as the participant continues to be a full-time employee, the company agreed to provide credits to each participant’s account, the timing and amount of which was determined by the Board of Directors in its sole discretion. Each allocation of these credits vested ratably on a quarterly basis over a four-year period. Each participant, or his beneficiaries, was entitled to receive an amount equal to his vested account balance if the participant terminates employment. In addition, upon a change in control, the participant would also receive a payment of nine times the sum of (1) all contributions made to the participant’s deferral account balance (vested and unvested and disregarding investment gains and losses) as of the date of the change of control and (2) $50,000 for Mr. Funkhouser and $30,000 for each of Mr. Riddle and Mr. McGowan. Future participation in the SERP terminated for Messrs. Riddle and McGowan effective immediately upon their terminations of employment in 2003; provided, however, their vested account balances of approximately $35,000 and $33,000, respectively, became payable to each of them and were paid in 2004 on the one year anniversary of their employment termination dates. The rights of Messrs. Riddle and McGowan to receive distributions upon a change of control lapsed in 2004, and Mr. Funkhouser’s right to receive distributions upon a change of control were triggered in March 2005, as discussed above.

Compensation of Directors

Directors who are also employees receive no compensation for serving on the Board. Each of our non-employee directors receives a retainer of $5,000 per year, $2,000 per Board meeting, $1,000 per committee meeting and $500 per telephonic meeting that he or she attends. In 2004, each non-employee director who was also not then an affiliate of the company received a non-qualified option grant of 5,000 shares of common stock upon re-election to the Board. We reimburse all directors for expenses incurred to attend Board meetings.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors, consisting entirely of non-employee “independent” directors, approves all policies under which compensation is paid or awarded to our executive officers. The Committee is currently composed of Messrs. Pirotte and Farinholt. During 2004, Stephen R. Puckett was a member of the Compensation Committee until his resignation from the Board of Directors on December 13, 2004. The Committee also administers our stock plans.

Neither the material in this report nor the performance graph included in this proxy statement under the heading “—Performance Graph” (the “Performance Graph”) is soliciting material, is or will be deemed filed with the SEC or is or will be incorporated by reference in any filing we make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Compensation Philosophy.    Our executive compensation program has historically had three objectives: (1) to align the interests of the executive officers with the interests of our shareholders by basing a significant portion of an executive’s compensation on the company’s performance; (2) to attract and retain highly talented and productive executives; and (3) to provide incentives for superior performance by our executives. To achieve these objectives, the Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options and the allocation of credits to the SERP. These compensation elements are in addition to the general benefits programs which were formerly offered to all of our employees.

Each year, the Committee reviews our executive compensation program. In deciding base salary levels, incentive payments and granting of stock options, the Committee obtains from the Chief Executive Officer recommendations on senior executives. The Compensation Committee meets privately as necessary, without the presence of management (including the Chief Executive Officer), to determine compensation for executive officers. In reviewing recommendations, the Committee uses compensation survey data prepared by outside consultants to study the compensation packages for executives of comparable companies. The Committee assesses the competitiveness of our executive compensation program and reviews our financial, operational and overall performance for the previous fiscal year. For compensation paid to the Chief Executive Officer in 2004, no reference was made to the data for comparable companies included in the Performance Graph.

Given the company’s decision to cease substantially all of its operations in March 2004, the Committee’s compensation program in 2004 was focused almost exclusively on retaining Mr. Funkhouser to coordinate pursuing the litigation against Aventis and following through on the company’s efforts to sell its remaining assets and prepare for potential liquidation.

Each element of our executive compensation program is discussed below.

Base Salaries.    The Committee annually reviews the base salaries of our executive officers, consisting of just Mr. Funkhouser in 2004. His base salary for fiscal 2004 was established by the Committee upon the execution of his new employment agreement in April 2004. In addition to considering the factors listed in the foregoing section that support our executive compensation program generally, the Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Committee also measures individual performance based upon a number of factors, including a measurement of our historic and recent financial and operational performance and the individual’s contribution to that performance, the individual’s performance on non-financial goals and other contributions of the individual to the company (such as the necessity for him to handle the Aventis litigation efforts), and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance target.

Incentive Compensation.    Cash bonuses established for executive officers are intended to motivate the individual to work hard to achieve our financial and operational performance goals or to otherwise incent the individual to aim for a high level of achievement on our behalf in the coming year. In 2004, no cash bonuses were paid to our executive officers.

Long-Term Incentive Compensation.    Our long-term incentive compensation plan includes stock plans and a supplemental executive retirement plan, or SERP. Each year the Committee considers granting awards under our stock option plan. The Committee’s decision to grant stock options is discretionary and largely determined by individual performance, strategic accomplishments, the degree to which an incentive for long-term performance would benefit us, as well as the number of shares and options already held by the executive officer. Option grant decisions may also be based upon outstanding individual performance, job promotions and the assumption of greater responsibility within our organization. All executives are eligible to participate in our stock plans and senior executive officers are eligible to participate in the supplemental executive retirement plan. We believe that placing a portion of our executives’ total compensation in the form of stock or stock options achieves three objectives. It aligns the interest of our executives directly with those of our shareholders, gives executives a significant long-term interest in our success and helps us retain key executives. Options generally vest over four years based on continued employment. It is the Committee’s policy to grant options at fair market value unless particular circumstances warrant otherwise. No new SERP contributions were made in 2004 to any of our executive officers.

Benefits.    We believe that we must offer a competitive benefits program to attract and retain key executives. During fiscal 2004, we provided the same medical and other benefits to Mr. Funkhouser that were generally available to our former employees.

Compensation of the Chief Executive Officer.    The Chief Executive Officer’s compensation is based on the same elements and measures of performance as is the compensation for our other executive officers. In light of the fact that we ceased substantially all of our operations effective in March 2004 and are now focused almost exclusively on selling our assets and pursuing the litigation against Aventis, the Committee approved an annual base salary for Mr. Funkhouser starting in April 2004 of $170,000. Mr. Funkhouser’s annual base salary for fiscal 2005 remains at $170,000. No cash bonus was paid to Mr. Funkhouser in 2004.

Section 162(m) of the Code.    It is the responsibility of the Committee to address the issues raised by Section 162(m) of the Code. This Section makes certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to the companies. All current executive compensation is fully deductible.

Submitted by:	THE COMPENSATION COMMITTEE

John K. Pirotte, Chairman
James B. Farinholt, Jr.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are currently Messrs. Pirotte and Farinholt. During 2004, Stephen R. Puckett was a member of the Compensation Committee until his resignation from the Board of Directors on December 13, 2004. Messrs. Pirotte, Puckett and Farinholt were not at any time during the fiscal year ended December 31, 2004 or at any other time an officer or employee of the company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Report of the Audit Committee

The Audit Committee is currently composed of two directors who are “independent,” as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules, even though we are no longer subject to those rules. The members also meet the independence requirements under SEC rules regarding audit committees. The Audit Committee operates under a written charter previously approved by the Board of Directors, a copy of which is included with this proxy statement as Appendix A attached hereto, and performs the functions described therein. The Board has determined that John Pirotte qualifies as an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K.

The Audit Committee reviews our company’s financial reporting process on behalf of our board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and procedures for financial reporting. In this context, the audit committee met quarterly during 2004 and held discussions with management and PWC, our independent auditors, regarding these matters. Management represented to the audit committee that our company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and fairly present, in all material respects, the financial condition, results of operations and cash flows of our company as of and for the periods presented in the financial statements.

During its meetings with management and PWC, the Audit Committee reviewed and discussed, among other things:

•	the appointment of PWC as our independent auditors;

•	the impact of the Sarbanes-Oxley Act of 2002 and related corporate governance proposals, including the certifications required to be made by our Chief Executive Officer and Chief Financial Officer;

•	management evaluations of the internal controls and disclosure controls and procedures that we have adopted;

•	the annual external audit plan including risk assessments; and

•	our significant accounting policies.

The Audit Committee met in private sessions with PWC. During the private sessions, the Audit Committee confirmed that the independent auditors were satisfied with the positions taken by management in the presentation of our financial results and the independent auditors confirmed that there were no matters regarding our internal controls requiring communication to the Audit Committee under generally accepted auditing standards. In March 2005, management and PWC reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2004 with the Audit Committee, together with our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This discussion included among other things:

•	critical accounting policies and practices used in the preparation of our financial statements;

•	any significant audit adjustments proposed by the independent auditors;

•	the use of and reliance upon estimates to make annual determinations of impairment of long-lived assets;

•	confirmation that there were no matters of significant disagreement between management and the independent auditors during the audit; and

•	other matters required to be discussed by Statements of Auditing Standards.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2004.

The Audit Committee has also discussed with PWC the matters required to be discussed by Statement on Auditing Standards No. 90, (Audit Committee Communications). The Audit Committee has received the written disclosures and confirmation from PWC required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with PWC their independence.

Submitted by:	THE AUDIT COMMITTEE

John K. Pirotte—Chairman

James B. Farinholt, Jr.

This audit committee report shall not be deemed filed with the SEC or incorporated by reference into any of our previous or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

Performance Graph

The following graph shows a comparison of cumulative total shareholder returns for PharmaNetics, the CRSP Total Market Return Index of the NASDAQ Stock Market, the CRSP NASDAQ Pharmaceutical Stocks Total Return Index and the CRSP NASDAQ Medical Devices, Instruments and Supplies Manufacturers Total Return Index. (The “CRSP” is the Center for Research in Securities Prices at the University of Chicago.)

	1/1/00	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
CRSP Total Market Return Index	$100	$60.38	$47.62	$32.77	$49.42	$53.78
Pharmaceutical Index	$100	$124.73	$106.31	$68.69	$100.69	$107.24
Medical Device Index	$100	$103.16	$113.38	$91.70	$135.67	$158.96
PharmaNetics	$100	$127.03	$78.38	$75.14	$20.29	$8.22

(1)	Assumes $100 invested on January 1, 2000 in each of the company’s Common Stock, the Nasdaq CRSP Total Market Return Index, the Nasdaq Pharmaceutical Stocks Total Return Index (the “Pharmaceutical Index”) and the NASDAQ Medical Devices, Instruments and Supplies Manufacturers Total Return Index (the “Medical Device Index”). We have previously used the Pharmaceutical Index as our published industry or line-of-business index for comparison purposes. We intend to continue to disclose comparisons with the Medical Device Index in the future. We believe that our business aligns with companies in both indexes. Total return assumes reinvestment of dividends.

Certain Transactions

Our largest beneficial stockholder, Bayer Diagnostics, was also our largest customer and our sole distribution partner prior to our ceasing substantially all operations in March 2004. In 2004, 2003 and 2002, approximately 90%, 98% and 94%, respectively, of our total product revenues were derived from sales to Bayer as our sole distribution partner. In March 2004, we allowed our distribution agreement with Bayer to expire by its terms. Bayer has a contractual right to designate a nominee for election to our Board, but they are not currently exercising that right. Their former designee to our Board, Fran Tuttle, resigned from the Board in October 2003.

In May 2003, we completed a $9.5 million private placement to a group of accredited investors led by Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P. (collectively, the “Camden Funds”), as a result of which the Camden Funds now beneficially own approximately 10% of our common stock. The investors in this private placement have a contractual right to elect a member to our Board of Directors. Currently, that member is Richard M. Johnston, who is a managing member of the general partner of the Camden Funds. We agreed to and did register the resale of the shares of common stock issuable to the investors in this financing.

See the sections in this proxy entitled “Employment Contracts and Termination of Employment and Change of Control Arrangements” and “Supplemental Executive Retirement Plan” for a discussion of amounts payable to our Chief Executive Officer that have been or may be triggered since the beginning of our last fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock (collectively, “Insiders”), to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of PharmaNetics. Insiders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of the copies of such reports furnished to us, during the year ended December 31, 2004 all Section 16(a) reports were filed on a timely basis, except as follows:

(1)	Each of James B. Farinholt, Jr., Stephen R. Puckett and John K. Pirotte filed a late Form 4 on July 12, 2004 to report their acquisition as director compensation of an option to purchase 5,000 shares each on May 27, 2004; and

(2)	Camden Partners and its affiliated parties, including director Richard M. Johnston, filed a late Form on July 12, 2004 to report Mr. Johnston’s acquisition as director compensation of an option to purchase 5,000 shares on May 27, 2004.

Deadline for Receipt of Shareholder Proposals

Shareholders having proposals that they desire to present at next year’s annual meeting of shareholders should, if they desire that such proposals be included in our Proxy Statement relating to such meeting, submit such proposals in time to be received by us at our principal executive office in Raleigh, North Carolina, not later than December 10, 2005. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Board of Directors directs the close attention of interested shareholders to that Rule. In addition, management’s proxy holders will have discretion to vote proxies given to them on any shareholder proposal at next year’s annual meeting of which we do not have notice prior to March 1, 2006. Proposals may be mailed to Secretary, PharmaNetics, Inc., 3700 National Drive, Suite 211, Raleigh, North Carolina 27612.

Corporate Governance

We have adopted a Code of Business Conduct that is designed to promote the highest standards of ethical conduct by our directors and employees. The Code of Business Conduct requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our company’s best interest. In addition, we have adopted a Code of Ethics for our chief executive officer, chief financial officer and controller, or persons performing similar functions for our company.

As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain, and address complaints received regarding accounting or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.

Shareholder Communications

Shareholders and other interested parties may communicate with our Board by writing to John Funkhouser, our President and Chief Executive Officer, at 3700 National Drive, Suite 211, Raleigh, North Carolina 27612. Mr. Funkhouser will relay such communications to the Board of Directors.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.

By Order of the Board of Directors

JOHN P. FUNKHOUSER,

President and Chief Executive Officer

Appendix A

PharmaNetics, Inc.

Audit Committee Charter

Mission Statement

The Audit Committee (the “Audit Committee”) is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of PharmaNetics, Inc. (the “Company”), (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company’s external auditors. The members of the Audit Committee shall meet the independence and experience requirements of NASDAQ. In particular, the Chairman of the Audit Committee shall have accounting or related financial management expertise.

The Audit Committee will assist the Board of Directors of PharmaNetics, Inc. in fulfilling its oversight responsibilities. The Audit Committee will review the financial reporting process, the audit process, and the Company’s process for monitoring compliance with laws and regulations and with the Company’s code of conduct. In performing its duties, the Audit Committee will maintain effective working relationships with the Board of Directors, management, and the internal and external auditors. To properly perform his or her role, each committee member will have an understanding of the responsibilities of committee membership as well as familiarity with the Company’s business, operations, and risks.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company.

Although the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the external auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the external auditors or to assure compliance with laws and regulations and the Company’s code of conduct.

Organization

•	The Audit Committee will be composed of not less than two nor more than five members of the Board of Directors.

•	The Board of Directors will appoint Committee members annually for a term of one year.

•	The Board of Directors will appoint a chairperson.

•	Each Committee member shall be financially literate or become financially literate within a reasonable period of time after his or her appointment to the Audit Committee.

•	At least one member of the Audit Committee shall have accounting or related financial management expertise.

•	The Audit Committee shall be comprised solely of directors independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgement as a Committee member.

•	A majority of the Committee members will constitute a quorum for meetings.

•	The Committee will meet at least twice a year, or more frequently as required, and at such times and places as it deems advisable.

•	The Committee will maintain minutes and will report to the Board of Directors after each meeting of the committee.

•	The external and internal auditors will have the right to appear before and be heard by the Audit Committee.

•	The committee will have the right, for the purpose of the proper performance of its functions, to meet at any reasonable time with the external and internal auditors or any of the officers or employees of the Company.

Roles and Responsibilities

Internal Controls

The Audit Committee will:

•	Evaluate whether management is appropriately communicating the importance of internal controls.

•	Focus on the extent to which internal and external auditors examine computer systems and applications, the security of such systems and contingency plans for processing financial information in the event of a systems breakdown.

•	Determine whether internal control recommendations made by internal and external auditors are responded to by management in a timely fashion.

•	Ensure that the external auditors have access to the Audit Committee with regard to issues of fraud, deficiencies in internal controls and related matters.

Financial Reporting

The Audit Committee will:

General

•	Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements.

•	Discuss with management and the internal and external auditors significant risks and exposures and the plans to minimize such risks.

Annual Financial Statements

•	Consider the annual financial statements and determine whether they are consistent with the information known to committee members. This would include an analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

•	Discuss judgmental areas such as those involving valuation of assets and liabilities, including, for example, the accounting for and disclosure of revenue recognition and reserves.

•	Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

•	Meet with management and the external auditors together and separately to discuss the financial statements and the results of the audit.

•	Discuss with the external auditors accounting and reporting issues on which it consulted its national office including matters of audit quality and consistency. If necessary, discuss these issues with the national office directly.

•	Review the annual report before its release and consider whether the information contained therein is consistent with members’ knowledge about the Company and its operations.

•	Obligate the external auditors to communicate certain required matters to the committee.

Interim Financial Statements

•	Be briefed on how management develops and summarizes quarterly financial information, and the extent to which the external auditors review quarterly financial information.

•	Meet with management and, if a pre-issuance review was completed, with the external auditors, either telephonically or in person, to discuss the interim financial statements and the results of the review (this may be done by the committee chairperson or the entire committee).

Compliance with Laws and Regulations

The Audit Committee will:

•	Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities.

•	Periodically obtain updates from management regarding compliance.

•	Review the findings of any examinations by regulatory agencies such as the Securities and Exchange Commission.

•	Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

Compliance with Code of Conduct

The Audit Committee will:

•	Ensure that a code of conduct is formalized in writing and obligate management to communicate it to all employees.

•	Evaluate whether management is appropriately communicating the importance of the code of conduct and the guidelines for acceptable business practices.

•	Review the program for monitoring compliance with the code of conduct.

•	Periodically obtain updates from management regarding compliance.

Internal Audit

The Audit Committee will:

•	Periodically assess, in conjunction with management, whether an internal audit department would benefit the Company.

External Audit

The Audit Committee will:

•	Instruct the external auditors that the Board of Directors and the Audit Committee, as the shareholders’ representative, is the external auditors’ client.

•	Review the external auditors’ proposed audit scope, approach and staff.

•	Review the performance of the external auditors and recommend to the Board of Directors the appointment, retention or discharge of the external auditors. This includes review of the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor. Evaluate whether it is appropriate to adopt a policy of rotating independent auditors on a regular basis.

•	Approve the retention of the independent auditor for any non-audit service and the fee for such service.

•	Obtain from the external auditors a formal written statement delineating all relationships between the external auditors and the Company, consistent with Independence Standard No. 1, and actively engage in a dialogue with the external auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditors.

•	Discuss with the external auditors items required to be communicated to audit committees in accordance with SAS 61.

•	Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter. Such review should include:

(a)	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management.

(b)	Any changes required in the planned scope of the internal audit.

Other Responsibilities

The Audit Committee will:

•	Meet with the external auditors and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

•	Ensure that significant findings and recommendations made by the internal and external auditors are dealt with in a timely fashion.

•	Review with Company counsel any legal matters that could have a significant impact on the Company’s financial statements.

•	If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

•	Perform other oversight functions as requested by the Board of Directors.

•	Review and update the charter of the Committee and receive approval of changes from the Board of Directors.

•	Annually prepare a report to shareholders, as required by the SEC, to be included in the Company’s annual proxy statement.

•	Periodically perform self-assessment of Audit Committee performance.

Reporting Responsibilities

The Audit Committee will:

•	Regularly update the Board of Directors about Committee activities and recommendations.

Appendix B

PharmaNetics, Inc.

2005 Former Employee Participation Plan

1.    Purpose. This 2005 Former Employee Participation Plan (the “Plan”) is intended to reward eligible former employees of PharmaNetics, Inc., a North Carolina corporation (the “Company”), or its subsidiary Cardiovascular Diagnostics, Inc. (“Subsidiary”), by providing them with an opportunity to participate in any future distribution of cash or other assets made to the Company’s shareholders, including without limitation an opportunity to receive a part of the proceeds, if any, resulting from a transaction that constitutes a “Liquidation Event” as that term is defined in the Company’s Second Amended and Restated Articles of Incorporation as filed with the North Carolina Secretary of State on April 30, 2003, as those Articles of Incorporation shall be amended from time to time (the “Articles of Incorporation”).

2.    Administration of the Plan.

(a) The Plan shall be administered by (i) the Board of Directors of the Company (the “Board”), or (ii) a committee consisting of directors or other persons appointed by the Board (the “Committee”). From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by law.

(b) Subject to the terms of the Plan and applicable rules of any exchange or market on which the Company’s equity securities are then traded, the Board and the Committee, if so appointed, shall have the authority, in its discretion, to:

(i) determine the persons to whom participations in the Plan may be granted;

(ii) determine whether restrictions are to be imposed on participations in the Plan and the nature of such restrictions, if any;

(iii) approve a form of participation agreement for use under the Plan;

(iv) waive any limitation or restriction with respect to a participation in the Plan;

(v) modify or amend the Plan and/or each participation in the Plan;

(vi) construe and interpret the Plan and participations granted hereunder and prescribe and rescind rules and regulations relating to the Plan; and

(vii) make all other determinations necessary or advisable for the administration of the Plan.

(c) The Committee may select one of its members as its chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, approved in person at a meeting (or approved unanimously in writing), shall be the valid acts of the Committee. All references in this Plan to the Committee shall mean the Board if no Committee has been appointed.

3.    Participation Rights.

(a) Participations in the Plan shall consist of rights (each a “Participation Right”) to receive a portion of any future distribution of the Company’s cash, property or other assets made to the Company’s holders of common stock, as may be authorized by the Board in its sole discretion, in an amount equal to the proceeds, if any, that such holder would have been entitled to receive in such a distribution for each share of common stock underlying vested options formerly held by such holder (after deducting the applicable exercise price associated with each share issuable upon exercise of those options). Under this Plan each Eligible Former Employee (as defined below) will receive one Participation Right for each eligible option that expired following such employee’s termination of employment. It is the intent of this Plan, that such Participation Right will entitle the holder to substantially the same economic benefit that the expired option would have entitled the employee to receive in connection with any distribution made, in the sole discretion of the Board of Directors, to the Company’s common shareholders or in connection with another Liquidating Event or similar transaction (each a “Triggering Event”).

(b) Upon the occurrence of a Triggering Event, the Company shall set aside for payment to participants in the Plan an aggregate amount of consideration (the “Participant Funds”) equal to what such participants would have been entitled to receive, if any, for the shares of common stock issuable to them upon exercise of their eligible expired options. The amount of such funds available for distribution to participants, if any, shall be determined after giving effect to: (a) a deduction for the applicable exercise price associated with those options; (b) the senior distribution rights of the holders of the Company’s preferred stock; and (c) payment or provision for payment of the debts, expenses, reserves (as deemed appropriate in the sole discretion of the Board) and other liabilities of the Company. The Participant Funds shall be denominated in cash or such other form of consideration as shall be distributable to the common shareholders of the Company in connection with such Triggering Event, or in a combination thereof, as determined in the sole discretion of the Committee. The Committee shall determine, in good faith, the value of any such consideration (other than cash) in its sole discretion.

(c) The maximum number of Participation Rights available for grant under the Plan shall equal the number of eligible options held by Eligible Former Employees.

4.    Granting of Participation Rights. It is anticipated that all Participation Rights available for distribution under the Plan will be granted to Eligible Former Employees promptly following shareholder approval. Nonetheless, Participation Rights may be granted under the Plan at any time after the Effective Date, as set forth in Section 10, and prior to five (5) years thereafter. The date of grant of a Participation Right under the Plan will be the date specified by the Board or Committee at the time it grants the right. Each participant in the Plan shall be issued a “Certificate of Participation” evidencing such participant’s rights in the Plan. The Board or Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

5.    Eligibility. Former employees eligible to participate in the Plan (“Former Eligible Employees”) include all former employee optionholders who were employees of the Company or its Subsidiary as of November 1, 2003. Former employees whose employment was terminated prior to November 1, 2003 or whose employment was terminated for cause will not be eligible to participate in the Plan. Eligible options include only those vested options held by Former Eligible Employees that expired unexercised following termination of such employee’s employment with the Company or its Subsidiary.

6.    Duration. Each Participation Right shall expire on the earlier of: (a) five (5) years from the date of grant, or (b) at such time that the Company no longer owns any material assets available for future distribution, as determined in the sole discretion of the Committee, whether as a result of a Liquidation Event, a final distribution to shareholders or similar transaction.

7.    Exercise of Rights; Certificate of Benefits. The rights of participants in the Plan shall be calculated and determined in the manner set forth in the Plan upon the occurrence of a Triggering Event, without any action on the part of a participant. The Committee or its designee shall determine participant benefits upon the occurrence of the Triggering Event and shall notify participants of their rights by sending a Certificate of Benefits to each Plan participant within thirty (30) days after the Triggering Event. All determinations by the Committee shall be made in good faith and all determinations so made shall be binding upon all participants. A participant shall be entitled to receive the benefits so determined upon return of the participant’s Certificate of Participation to the Company for cancellation and payment. No benefits under the Plan shall be distributed to participants without return of the original Certificate of Participation or the execution and delivery by the participant of a certificate of loss and/or the furnishing of an indemnity satisfactory to the Company with respect to such lost Certificate of Participation.

8.    Death. If a participant dies, any Certificate of Participation held by him or her shall continue in effect in the hands of his or her estate, personal representative or beneficiary who has acquired the Certificate of Participation by will or by the laws of descent and distribution (the “Successor Grantee”), unless otherwise specified in the Certificate of Participation, until the Certificate of Participation’s specified expiration date.

9.    Nontransferability. No Certificate of Participation granted under this Plan shall be assignable or otherwise transferable by the participant except by will or by the laws of descent and distribution.

10.    Term and Amendment of Plan. This Plan was adopted by the Board on

March 11, 2005 (the “Effective Date”). The Plan shall expire on the date five (5) years after the Effective Date (except as to any Certificates of Participation outstanding on that date). The Committee may terminate or amend the Plan in any respect at any time.

11.    Withholding of Income Taxes.

(a) Upon a Triggering Event entitling a participant to payment under the Plan, the Company, in accordance with Section 3402(a) of the Code and any applicable state statute or regulation, may require the participant to pay to the Company additional withholding taxes in respect of the amount that is considered compensation includable in such person’s gross income. The Committee in its discretion may condition payment under a Certificate of Participation on the payment by the participant of any such additional withholding taxes.

(b) At the sole and absolute discretion of the Committee, the participant may pay all or any part of the total estimated federal and state income tax liability arising out of the Liquidation Event by directing the Company to withhold payment otherwise to be transferred to the participant in an amount equal to the estimated federal and state income tax liability arising out of such event.

12.    Governing Law; Construction. The validity and construction of the Plan and the Certificates of Participation shall be governed by the laws of the State of North Carolina. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.

PHARMANETICS, INC.

This Proxy is Solicited on Behalf of the Board of Directors of the Company.

PROXY

3700 National Drive, Suite 211

Raleigh, North Carolina 27612

PROXY FOR ANNUAL METING OF SHAREHOLDERS

May 19, 2005

The undersigned hereby appoints John P. Funkhouser, as proxy, with full power of substitution, and hereby authorizes him to represent and to vote, as designated below, all the shares of Common Stock, Series A Preferred Stock and/or Series B Preferred Stock of PharmaNetics, Inc., a North Carolina corporation (the “Company”), held of record by the undersigned on April 8, 2005, at the Annual meeting of Shareholders to be held at the offices of Wyrick Robbins Yates & Ponton LLP at 4101 Lake Boone Trail, Suite 300, Raleigh, North Carolina on Thursday, May 19, 2005, at 10:30 a.m., or at any adjournment(s) thereof. The following proposals to be brought before the meeting are more specifically described in the accompanying Proxy Statement.

1.	Election Of Directors:

All holders of common stock or preferred stock may vote on the following three director nominees:

☐	FOR all nominees listed below (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list below.

John P. Funkhouser	John K. Pirotte	James B. Farinholt, Jr.

Only the holders of Series B Preferred Stock may vote on the election of Richard M. Johnston as the Series B designee to the Board.

☐	FOR	☐	WITHHOLD AUTHORITY

2.	To approve the adoption of the 2005 Former Employee Participation Plan.

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN

3.	To approve adoption of a plan authorizing our management to sell all or substantially all of our intellectual property and remaining tangible assets.

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN

4.	To ratify the selection of PricewaterhouseCoopers LLP as our auditors for the fiscal year ending December 31, 2005.

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN

5.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

☐ GRANT AUTHORITY	☐ WITHHOLD AUTHORITY

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED ABOVE, FOR PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXY WITH RESPECT TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SHAREHOLDERS AT THE MEETING.

Please date and sign exactly as name appears on your stock certificate. Joint owners should each sign personally. Trustees, custodians, execution and others signing in a representative capacity should indicate the capacity in which they sign.

Dated: , 2005

Signature

Signature if held jointly

Please mark, sign, date and return this proxy card promptly using the enclosed envelope, whether or not you plan to be present at the meeting. If you attend the meeting, you can vote either in person or by your proxy.